As filed with the Securities Exchange Commission on November 23, 1999
                                                      Registration No. 333-87979

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         SILICON VALLEY RESEARCH, INC.
            (Exact name of Registrant as specified in its charter)

         California                              7372                       94-2743735
(State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)           Classification Number)         Identification No.)

   6360 San Ignacio Avenue, San Jose, California 95119-1231, (408)-361-0333 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

            James O. Benouis, President and Chief Executive Officer
                         Silicon Valley Research, Inc.
    6360 San Ignacio Avenue, San Jose, California 95119-1231 (408)-361-0333 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _______

                                               CALCULATION OF REGISTRATION FEE
=============================================================================================================================
Title of Each Class of Securities to    Amount to be   Proposed Maximum Offering   Proposed Maximum Aggregate    Amount of
         be Registered                   Registered           Price                      Offering              Registration
                                                           Per Share                     Price (1)               Fee(1)
-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================

     (1) The filing fee of $667.76 has previously been paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

     The exhibit index appears on numbered page II-2.

                         SILICON VALLEY RESEARCH, INC.
                               17,157,159 Shares
                                 Common Stock
                                  PROSPECTUS


Before you invest, please read "Risk Factors" beginning on page 4.





The purpose of this prospectus is to describe the offering of 17,157,159 shares of no par value common stock of Silicon Valley Research, Inc. The selling shareholders listed on pages 14 and 15 of this prospectus are offering 5,527,909 outstanding shares, and 11,629,250 shares which may be issued if the holders of warrants choose to exercise the warrants. All of the warrants are currently able to be exercised at the option of the holders.





The selling shareholders may sell their shares from time to time at prices and at terms prevailing at the time of sale, at prices related to the then current market price, or in negotiated transactions.

Silicon Valley Research, Inc. will pay all expenses incident to the offering and sale to the public of all of the shares mentioned above, except as described in this prospectus under the section entitled "Plan of Distribution."

At present, our common stock is listed on the OTC Bulletin Board. On November 3, 1999, the last sale price of our common stock as reported on the OTC Bulletin Board was $0.21.

As of the date of this prospectus, the shares have not been registered for sale under the securities laws of any state or jurisdiction. Brokers or dealers effecting transactions in the shares should confirm the registration of the shares under the securities laws of the states in which such transactions occur, or the existence of any exemptions from such registration.




These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.





               The date of this prospectus is November __, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
About us..................................................................     4

Risk Factors..............................................................  4-12

Forward Looking Information...............................................    12

Available Information.....................................................    13

Incorporation of Certain Documents by Reference...........................    13

Material Changes..........................................................    14

Management................................................................    14

Selling Shareholders...................................................... 15-17

Plan of Distribution......................................................    18

Use of Proceeds...........................................................    18

Legal Matters.............................................................    18

Experts...................................................................    18

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of Silicon Valley Research, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                 ABOUT US

At Silicon Valley Research, Inc., we develop and market physical design software for use by integrated circuit designers, including those of our subsidiary, Quality I.C. Corporation. Our software products are used to automatically and efficiently arrange and connect the individual components that comprise an integrated circuit. While this process, commonly referred to as "place and route", is a crucial element of most chip designs, some critical areas require a more manual approach. Our designers at Quality I.C. Corporation are skilled in the production of custom chip components to satisfy demanding performance and area requirements. By combining both strengths, our design project support and consulting services encompass nearly all aspects of the physical integrated circuit design process.

In 1979, Silicon Valley Research, Inc. incorporated in California. Our principal executive offices are located at 6360 San Ignacio Avenue, San Jose, California 95119-1231. You may reach us by telephone at (408) 361-0333.

                                  RISK FACTORS

DUE TO OUR RECENT LOSSES AND POTENTIAL FUTURE LOSSES, THERE IS NO GUARANTEE THAT
--------------------------------------------------------------------------------
WE WILL GENERATE POSITIVE CASH FLOW FROM OPERATIONS OR PROFITS IN THE
---------------------------------------------------------------------
FUTURE.
------





For the six months ended September 30, 1999, we incurred a net loss of approximately $1,031,000. We had an accumulated deficit of approximately $45 million as of September 30, 1999. We may incur losses for most of the next fiscal year. We may incur significant additional losses for a longer period. There is no assurance that we will generate positive cash flow from operations or that we will attain or sustain profitability in the future. To the extent we grow or continue to incur losses, our operating and investing activities may use cash and, consequently, require us to obtain additional sources of financing in the future or to reduce operating expenses.

DUE TO OUR CURRENT CASH POSITION AND OPERATING RESULTS, IT MAY BE NECESSARY IN
------------------------------------------------------------------------------
THE FUTURE TO OBTAIN ADDITIONAL FINANCING.  THE UNAVAILABILITY OR TIMING OF ANY
-------------------------------------------------------------------------------
FINANCING COULD PREVENT OR DELAY DEVELOPMENT AND MARKETING OF OUR PRODUCTS AND
------------------------------------------------------------------------------
SERVICES.  IN ADDITION, SUBSTANTIAL CURTAILMENT OF OUR OPERATIONS MAY BE
------------------------------------------------------------------------
REQUIRED WHICH COULD RESULT IN BANKRUPTCY.
-----------------------------------------

At Silicon Valley Research, Inc., our primary unused sources of funds as of September 30, 1999, consisted of cash and cash equivalents of $388,000. On June 8, 1998, our $2,000,000 line of credit expired and the $285,000 outstanding under the line of credit became due and payable. $225,000 of this amount remained outstanding as of May 11, 1999. In addition, $137,000 outstanding on an equipment line with the same lender also became due and payable. On May 11, 1999, we entered into a Settlement Agreement with our lender. We agreed to issue a cash payment for a portion of the debt and to issue warrants to purchase common stock for cancellation of the remainder. We complied with the terms of the Settlement Agreement requiring us to make the cash payment and deliver the warrants to our lender by June 8, 1999.

In June 1999, we began a subordinated debt/warrant financing. The financing included approximately $1,000,000 of three-year notes and the sale of approximately 8,000,000 warrants at $0.01 each. The debt bears simple interest of 10% and the warrants have a five-year term with an exercise price per share of $0.125. This financing transaction consists of two closings. At the first closing, which took place on June 7, 1999, we received $768,200 cash proceeds. The first closing comprised $711,000 of three-year notes and the sale of approximately 5,700,000 warrants. The second closing was scheduled for July 15, 1999. The second closing was extended until September 24, 1999, pending negotiation of a workout with the creditors' committee through the Credit Managers' Association to resolve accounts payable issues. An agreement has been reached that is satisfactory to the majority of the investors. According to the terms of this agreement, we received approximately $311,800 cash proceeds from the second closing. We have used part of the proceeds from the financing to complete the Settlement Agreement with our lender and to pay other accounts payable. We intend to use the balance of the proceeds to help fund our operations. Our President and CEO, our Chairman of the Board, an affiliate of a Silicon Valley Research, Inc. director and two Silicon Valley Research, Inc. 10% shareholders participated in this financing. We may require additional financing prior to year-end.

As of September 30, 1999, our current assets were less than our current liabilities. However, our cash and cash equivalents were roughly equal to the cash required to fund those of our current liabilities due in the next six to nine months since a substantial amount of the accrued liabilities and deferred revenue do not require cash to fund them at present. Because an agreement was reached with the creditors' committee through the Credit Manager's Association, we received a reduction of approximately $65,000 of our current payables and postponement of approximately $185,000 of our current payables, because 95% of our creditors settled for a complete release of claim or an agreement to stay collection activities for one year. Each of the creditors that accepted settlement chose one of the following payment plans:

     1. The creditor receives 30% of its unsecured claim in exchange for a complete release of claim of the remaining balance, or
     2. The creditor receives 15% of its unsecured claim in exchange for an agreement to stay collection activities for one year with 10% interest earned on the remaining balance.

Our operations have required substantial cash in the past; for example $797,000 during the first six months of fiscal 2000; however, management has implemented cost reducing measures and expects revenues to increase during the remainder of fiscal 2000.

Assuming management is successful with their cost reduction and revenue achievement programs, we expect to fund future operations without requiring additional financing. However, it is possible that we could require additional financing to fund future operations.

We may issue a series of Preferred Stock with rights, preferences, or privileges senior to those of the common stock. We have no commitments or arrangements to obtain any additional funding and there is no assurance that the amount of capital required will be available on acceptable terms, if at all. However, because our common stock was delisted from trading on the NASDAQ national market in November, 1998, and now trades in the over-the-counter market, our ability to sell common stock or securities convertible into common stock may be adversely affected.





OUR INDEPENDENT ACCOUNTANTS' REPORTS FOR THE THREE PREVIOUS FISCAL YEARS
------------------------------------------------------------------------
CONTAINED AN EXPLANATORY PARAGRAPH REGARDING OUR ABILITY TO CONTINUE AS A GOING
-------------------------------------------------------------------------------
CONCERN.  FUTURE INDEPENDENT ACCOUNTANTS' REPORTS ON OUR FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
MAY CONTAIN A SIMILAR EXPLANATORY PARAGRAPH.  THIS EXPLANATORY PARAGRAPH MAY
----------------------------------------------------------------------------
MAKE THE COMPANY LESS ATTRACTIVE TO POTENTIAL INVESTORS.
-------------------------------------------------------

Our independent accountants' report on our consolidated financial statements as of and for the years ended March 31, 1997, 1998 and 1999 contain an explanatory paragraph indicating that our historical operating losses and limited capital resources raise substantial doubt about our ability to continue as a going concern. We may require substantial additional funds in the near future. If we are unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations, it is likely that any independent accountant's report on our future financial statements will include a similar explanatory paragraph.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO KEEP PACE WITH THE RAPIDLY EVOLVING
--------------------------------------------------------------------------------
TECHNOLOGY STANDARDS OF OUR INDUSTRY.
------------------------------------

The industry we operate in, the Electronic Design Automation ("EDA") industry, is characterized by the following:

 .    extremely rapid technological change
 .    frequent new product introductions and enhancements
 .    evolving industry standards
 .    rapidly changing customer requirements.

If we fail to develop and introduce new products and product enhancements in a timely and cost-effective manner, for technological or other reasons, it could have material and adverse effects on our business, operating results and financial condition. If our competitors or we introduce or even announce new products which include new technologies, or if industry standards or customer requirements change, that could render some or all of our existing products obsolete or unmarketable. Furthermore, customers might defer purchases, which would also have a material adverse effect on our business, operating results or financial condition.

The development of more complex integrated circuits with new technologies will require more sophisticated design tools. The success of our future operations partly depends upon our ability to enhance our current products and to develop and introduce new products on a timely and cost-effective basis. Our products and services must keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of our customers. It is possible that in the future, we may experience delays in new product development and product enhancements. We have experienced similar delays in the past.

We announced a new product named DCP (Design Cockpit Platform). However, there is no guarantee that:

 .    this new product will gain market acceptance
 .    will be successful in developing and marketing product enhancements
 .    will be successful in developing other new products that respond to technological change, evolving industry standards and changing customer requirements
 .    will not experience difficulties that could delay or prevent the successful development introduction and marketing of these products or product enhancements
 .    new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance

IF AN OPERATING SYSTEM OTHER THAN UNIX OR LINUX BECOMES THE EDA INDUSTRY
------------------------------------------------------------------------
STANDARD, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING
----------------------------------------------------------------------------
RESULTS OR FINANCIAL CONDITION, BECAUSE OUR PRODUCTS WILL HAVE TO BE MADE
-------------------------------------------------------------------------
COMPATIBLE WITH THAT OPERATING SYSTEM.
-------------------------------------

All of our present products operate in the Unix operating system and we intend for all of our future products to operate in the Unix operating system as well as the Linux operating system. In the event that another operating system, such as Windows NT, were to achieve broad acceptance in the EDA industry, we would be required to port our products. This would be costly and time consuming and could have a material adverse effect on our business, operating results or financial condition.

THE COMPLEXITY OF OUR SOFTWARE PRODUCTS CAUSES THE RISK THAT THEY MAY CONTAIN
-----------------------------------------------------------------------------
ERRORS WHEN DISTRIBUTED.  THE RESOURCES SPENT IN DETECTION AND CORRECTION OF
----------------------------------------------------------------------------
SUCH ERRORS COULD RESULT IN LOSS OF MARKET SHARE OR FAILURE TO GAIN MARKET
--------------------------------------------------------------------------
ACCEPTANCE.
----------

Complex software products, such as those we offer, can contain defects or even fail when introduced or released. We have, in the past, discovered defects in certain of our products. We may experience delays or lost revenue in connection with repairs and corrections of defects we find in the future. Although to date we have not experienced material adverse effects resulting from defects, it is possible in the future that despite testing, errors will go undiscovered in new products or releases until after shipment. These errors may result in loss of market share or failure to achieve market acceptance. If this were to occur, it could have a material adverse effect upon our business, operating results or financial condition.

OUR COMMON STOCK WAS DELISTED FROM TRADING ON NASDAQ IN NOVEMBER 1998.
---------------------------------------------------------------------
THEREFORE, AN INVESTOR MAY FIND IT MORE DIFFICULT TO SELL OUR COMMON STOCK
--------------------------------------------------------------------------
BECAUSE THE SALE OF OUR STOCK IS NOW SUBJECT TO ADDITIONAL RULES UNDER THE
--------------------------------------------------------------------------
SECURITIES ACT.
--------------

Our common stock was delisted from trading on the NASDAQ National Market November 16, 1998. Our common stock immediately began trading on the OTC Bulletin Board. As a result, our ability to obtain additional financing through the issuance of common stock or securities convertible into common stock may be adversely affected. You might find that disposing of our common stock is more difficult than is has been in the past. The trading price of our common stock is currently less than $5.00 per share. Because of our common stock falls into the category defined as penny stock, trading in the common stock is currently subject to certain rules promulgated under the Exchange Act, which require
additional disclosure by broker-dealers.   These rules require us, in advance of
trading, to provide you with disclosure schedules, which explain the penny stock market and associated risks. The rules impose various sales practice requirements on broker-dealers who sell penny stock. Broker-dealers engaging in some types of these transactions must make a special suitability determination and obtain your written consent prior to sale. This additional burden may discourage broker-dealers from actively effectuating common stock transactions, which in turn could have the adverse effect of severely limiting the marketability of our common stock. Therefore, the ability of Silicon Valley Research, Inc. shareholders to resell their stock would be limited. In turn, this could adversely effect our ability to obtain future equity financing.

THE VOLATILITY OF OUR STOCK PRICE POSES THE RISK THAT SHAREHOLDERS COULD LOSE A
-------------------------------------------------------------------------------
SUBSTANTIAL PORTION OF THEIR INVESTMENT.  IN ADDITION, SHAREHOLDERS MAY
-----------------------------------------------------------------------
UNDERTAKE LITIGATION IN AN EFFORT TO RECOVER THEIR LOSSES, WHICH COULD BE COSTLY
--------------------------------------------------------------------------------
TO US.
-----

The market price of our common stock has been volatile. The following is a list of some of the events that could cause the market price of our common stock to fluctuate substantially:

 . future announcements concerning our competitor's or our quarterly variations in operating results
 . the introduction of technological innovations, new products, or changes in product pricing policies
 . proprietary rights or other litigation, or

 . changes in earnings estimates by analysts

The stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies like us. These fluctuations have often been unrelated to the operating performance of particular companies.

In the past, shareholder class action suits have been filed against companies following periods of volatility of stock price. Litigation of this nature could occur in our future. Litigation often diverts management attention and resources and is costly to us. If we were placed in this position, it could have a material adverse effect on our business, financial condition and operation results. Significant liabilities are always possible effects of litigation.


BECAUSE OUR QUARTERLY OPERATING RESULTS ARE DIFFICULT TO PREDICT, IT MAY BE
---------------------------------------------------------------------------
DIFFICULT FOR INVESTORS TO PREDICT THE FUTURE TRADING PRICE OF OUR COMMON
-------------------------------------------------------------------------
STOCK.
-----

Numerous factors may materially and unpredictably affect our operating results, including:

 . uncertainties of the size and timing of software license fees
 . timing of co-development projects with customers
 . timing of operating expenditures
 . increased competition
 . new product announcements and releases by us and our competitors
 . gain or loss of significant customers or distributors
 . expense levels
 . renewal of maintenance contracts
 . pricing changes by us or our competitors
 . personnel changes
 . foreign currency exchange rates
 . economic conditions generally and in the electronics industry specifically

Any unfavorable change in these or other factors could have a material adverse effect on our operating results for a particular quarter. Many of our customers order on an as-needed basis and often delay delivery of firm purchase orders until their project commencement dates are determined. As a result, we operate with no significant backlog. Therefore, quarterly revenue and operating results will depend on the volume and timing of orders received during the quarter, which are difficult to forecast accurately. Historically, we have often recognized a substantial portion of our license revenues in the last month of the quarter, with these revenues frequently concentrated in the last two weeks of the quarter. Our operating results would be disproportionately affected by a reduction in revenue because only a small portion of expenses vary with revenue. Operating results in any period should not be considered indicative of the results to be expected for any future period. Our revenues may or may not increase and we may or may not become profitable.


GENERALLY, THE PURCHASE OF OUR PRODUCTS IS A SUBSTANTIAL INVESTMENT BY OUR
--------------------------------------------------------------------------
CUSTOMERS REQUIRING LENGTHY TESTING AND APPROVAL PERIODS.  THEREFORE, QUARTERLY
-------------------------------------------------------------------------------
RESULTS ARE LIKELY TO VARY DEPENDING ON PURCHASE COMMITMENTS OF OUR
-------------------------------------------------------------------
CUSTOMERS.
---------

The licensing and sale of our software products generally involve a significant commitment of capital from prospective customers. Delays are frequently associated with large capital expenditures and lengthy acceptance procedures. For these and other reasons, the sales cycle associated with the licensing of our products is typically lengthy (from three to six months) and subject to a number of significant risks over which we have little or no control. Because the timing of customer orders is hard to predict, we believe that our quarterly operating results are likely to vary significantly in the future. Our actual results could vary materially as a result of a variety of factors, including, without limitation:

 . the high average selling price and long sales cycle for our products . the relatively small number of orders per quarter
 . dependence on sales to a limited number of large customers
 . timing of receipt of orders
 . successful product introduction
 . acceptance of our products and increased competition


OUR SUCCESS DEPENDS ON THE GROWTH OF THE SEMICONDUCTOR AND ELECTRONICS
----------------------------------------------------------------------
INDUSTRIES.
----------

At Silicon Valley Research, Inc., we are dependent upon the semiconductor and, more generally, the electronics industries. Each of these industries is characterized by:

 . rapid technological change

 . short product life cycles
 . fluctuations in manufacturing capacity
 . fluctuations in pricing

Each of these industries is highly volatile and has periodically experienced significant downturns. Often in connection with, or in anticipation of, declines in general economic conditions, the number of new integrated circuit design projects often decreases. Our customers' purchases of new licenses from us are largely dependent upon the commencement of new design projects. Factors negatively affecting any of these industries could have a material adverse effect on our business, operating results, or financial condition. Our business, operating results and financial condition may in the future reflect substantial fluctuations from period to period due to patterns and general economic conditions in either the semiconductor or electronics industry.


TRADITIONALLY, WE HAVE DEPENDED ON INTERNATIONAL SALES FOR A SIGNIFICANT
------------------------------------------------------------------------
PERCENTAGE OF OUR REVENUE.  THE ECONOMIC STABILITY OF THE ASIAN MARKET COULD
----------------------------------------------------------------------------
CONTINUE TO HAVE A MATERIAL EFFECT ON OUR REVENUE.
-------------------------------------------------

International sales, primarily in Japan and Taiwan, accounted for approximately 25% of the total revenue in fiscal 1997, 32% in 1998, 36% in 1999 and 1% and the first six months of 2000. Declining revenues from international sales were a result of the reduction in capital expenditures by semiconductor manufacturers, particularly in Asia, as a result of the current financial crisis in that region, and increased competition in the EDA software market. We expect that international sales will continue to account for a significant portion of our revenue. We plan to continue to expand our international sales and distribution channels. However, this revenue involves a number of inherent risks, including:

 . economic downturn in the electronics industry in Asia
 . traditionally slower adoption of the our products internationally
 . general strikes or other disruptions in working conditions
 . generally longer receivables collection periods
 . unexpected changes in or impositions of legislative or regulatory requirements . reduced protection for intellectual property rights in some countries
 . potentially adverse taxes
 . delays resulting from difficulty in obtaining export licenses for certain technology
 . other trade barriers

The factors listed above may have a material adverse effect on our future international sales and, consequently, on our operating results.


WE DEPEND UPON A THIRD PARTY DISTRIBUTOR WITH WHICH WE DO NOT HAVE ANY PRIOR
----------------------------------------------------------------------------
RELATIONSHIP TO SELL AND SUPPORT THE MAJORITY OF OUR PRODUCTS, AND CANNOT ASSURE
--------------------------------------------------------------------------------
OUR INVESTORS THAT OUR SALES EFFORT THROUGH THE DISTRIBUTOR WILL BE
-------------------------------------------------------------------
SUCCESSFUL.
-----------

Effective December 1998, we discontinued operating our Tokyo office and in March 1999, we discontinued operating our Taiwan office. We do not intend to resume operating our offices in Japan and Taiwan, and in the future, we will use distributors to service the Japanese and Taiwanese markets.

We recently signed an agreement with The Shearwater Group that provides that The Shearwater Group will be the exclusive worldwide distributor for our products. In exchange for its efforts, The Shearwater Group will receive a substantial commission on each product sold, or an equivalent discount on each product purchased by it. This commission or discount will cut into our profit on each product sold. This agreement with The Shearwater Group will be effective for at least a year, regardless of its success in distributing and supporting our products. We have no history of performance with The Shearwater Group and we have no assurance that it will be successful in promoting, licensing, supporting, or selling our products. Although The Shearwater Group has an incentive to sell our products and has agreed not to sell competing products, there is no requirement that The Shearwater Group devote any time or resources to the distribution of our product line. Because the agreement is exclusive, we are substantially limited in our pursuit of alternative methods of distribution and sales. If The Shearwater Group is not successful in the distribution and sales of our products, this limitation will have a substantial adverse effect on our business.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE INTEGRATED
-----------------------------------------------------------------------------
CIRCUIT DESIGN AUTOMATION SOFTWARE MARKET.
-----------------------------------------

The EDA software market in which Silicon Valley Research, Inc. competes is intensely competitive and subject to rapid technological change. We currently face competition from EDA vendors, including Cadence, which currently holds the dominant share of the market for integrated circuit physical design software, Avant! and Synopsys. These EDA vendors have significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we do. These companies also have established relationships with current and potential customers of ours and can devote substantial resources aimed at preventing us from enhancing relationships with existing customers or establishing relationships with potential customers. We believe that competitive factors in the EDA software market include:

 . product performance
 . price
 . support of industry standards
 . ease of use
 . delivery schedule
 . product enhancement
 . customer technical support and service

Competition from other EDA companies that choose to enter the integrated circuit physical design market could present particularly formidable competition due to their large installed customer base and their ability to offer a complete integrated circuit design solution. We expect additional competition from other established and emerging companies. In addition, the EDA industry has become increasingly concentrated in recent years as a result of consolidations, acquisitions and strategic alliances. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, operating results and financial condition.





A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR TOTAL
-----------------------------------------------------------------------------
REVENUE.  THERE IS NO GUARANTEE THAT FUTURE SALES TO THESE CUSTOMERS WILL REACH
-------------------------------------------------------------------------------
OR EXCEED PRIOR LEVELS.
----------------------

                  PERCENTAGE OF OUR TOTAL REVENUE BY CUSTOMER

                        CUSTOMER                               FISCAL 1997          FISCAL 1998          FISCAL 1999
                        --------                               -----------          -----------          -----------
HAL Computer Systems, Inc., a subsidiary of Fujitsu Ltd.               14%                  N/A                  N/A
Lucent Technologies                                                    19%                  N/A                  N/A
Motorola, Inc.                                                         13%                   13%                  18%
Aspec Technology                                                      N/A                    20%                 N/A

We cannot assure you that sales to these entities, individually or as a group, will reach or exceed historical levels in any future period. Any substantial decrease in sales to one or more of these customers could have a material adverse effect on our business, operating results or financial condition.





MANAGEMENT TRANSITION HAS CAUSED AND MAY CONTINUE TO CAUSE US TO DIVERT OUR
---------------------------------------------------------------------------
LIMITED MANAGEMENT TIME AND OTHER RESOURCES TO ENHANCE OUR INFRASTRUCTURE
-------------------------------------------------------------------------
INSTEAD OF TO OPERATE OUR BUSINESS.
----------------------------------

Here at Silicon Valley Research, Inc., we are experiencing a period of management transition that has placed, and may continue to place, a significant strain on our resources, including our personnel. James O. Benouis joined Silicon Valley Research, Inc. in March 1998 as our President and Chief Operating Officer. On August 4, 1998, Mr. Benouis was appointed our Chief Executive Officer. Effective April 2, 1999, Laurence G. Colegate, Jr. resigned as Chief Financial Officer.

Our ability to manage growth successfully will require our management personnel to work together effectively and will require us to improve our operational, management and financial systems and controls. If our management is unable to bring about this transition effectively, our business, competitive position, results of operations and financial condition will be materially and adversely affected.





WE ARE DEPENDENT ON A SMALL NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD
---------------------------------------------------------------------------
SERIOUSLY IMPACT OUR BUSINESS.
-----------------------------

Our success depends to a significant extent upon a number of key technical and management employees, in particular, Robert R. Anderson, Chairman, and James O. Benouis, President and Chief Executive Officer. They are currently our only executive officers. We do not currently have "key man" life insurance on Mr. Anderson or Mr. Benouis. The loss of services of Mr. Anderson or Mr. Benouis or any of our other key employees could have a material adverse effect on us.

COMPETITION IN OUR INDUSTRY FOR HIGHLY SKILLED INDIVIDUALS MAY HARM OUR ABILITY
-------------------------------------------------------------------------------
TO ATTRACT AND RETAIN HIGH QUALITY TECHNICAL, MANAGERIAL, SALES, AND MARKETING
------------------------------------------------------------------------------
PERSONNEL.
---------

Our success depends in large part on our ability to attract and retain highly skilled technical, managerial, sales, and marketing personnel. Competition for such talented personnel is intense. We cannot assure you that we will be successful in retaining our key technical and management personnel or in attracting and retaining the personnel we require now in order to grow.


WE MAY BE SUBJECT TO THE EXPENSE OF INTELLECTUAL PROPERTY LAWSUITS OR CREDITORS'
--------------------------------------------------------------------------------
COLLECTION ACTIONS.
------------------

As with other companies in industries similar to our own, we are subject to the risk of adverse claims and litigation on a variety of matters, including infringement of intellectual property, intentional and/or negligent misrepresentation of material facts and breach of fiduciary duties. Due to our cash shortage and resulting inability to pay our vendors, several of our vendors had initiated collection actions against us. Through the Credit Managers' Association, we have settled with 95% of our creditors for a complete release of claim or an agreement to stay collection activities for one year.


PROTECTION OF OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS MAY BE
---------------------------------------------------------------------
INADEQUATE, CAUSING US THE EXPENSE OF LITIGATION AND EXPOSING US TO LOSS OF
---------------------------------------------------------------------------
COMPETITIVE ADVANTAGE.
---------------------

Silicon Valley Research, Inc. relies on contract, trade secret and copyright law to protect its technology. Competitors may develop similar or superior technologies or duplicate our technology. We generally enter into confidentiality or license agreements with our employees, distributors and customers, and limit access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it is possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade protection may be unavailable or limited in certain foreign countries.

There has been substantial industry litigation regarding patents and other intellectual property rights involving technology companies. In the future, litigation may be necessary to protect and enforce our intellectual property rights, to defend us against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and could divert management's attention, which could have a material adverse effect on our business, results of operations or financial condition regardless of the outcome of the litigation. In addition, third parties making claims against us with respect to intellectual property infringement may block our ability to sell products in the United States and abroad, and could result in an award of substantial damages. In the event of a claim of infringement, Silicon Valley Research, Inc. and our customers could be required to obtain one or more licenses from third parties. We cannot assure you that either our customers or we could obtain necessary licenses from third parties at a reasonable cost or at all.


A SUBSTANTIAL PORTION OF OUR COMMON STOCK IS OWNED BY A SMALL NUMBER OF
-----------------------------------------------------------------------
INVESTORS RESULTING IN THEIR ABILITY TO EXERCISE SIGNIFICANT INFLUENCE OVER
---------------------------------------------------------------------------
MATTERS REQUIRING SHAREHOLDER APPROVAL, SUCH AS A CHANGE IN CONTROL.
-------------------------------------------------------------------

Our present directors, executive officers and 5% shareholders and their affiliates beneficially own approximately 77% of the outstanding common stock as of September 24, 1999. As a result, these shareholders may be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of Silicon Valley Research, Inc.


THE SIGNIFICANT NUMBER OF COMMON STOCK WARRANTS OUTSTANDING MAY HAVE THE EFFECT
-------------------------------------------------------------------------------
OF DEPRESSING THE STOCK PRICE OF OUR COMMON STOCK.
-------------------------------------------------

We have a substantial number of common stock warrants outstanding with an exercise price of $0.125 (9,251,341) and of $0.37 (2,400,000). These warrants may have the effect of causing our stock price to be lower than it would be otherwise.


THE BOARD OF DIRECTORS' ABILITY TO ISSUE PREFERRED STOCK MAY ADVERSELY EFFECT
-----------------------------------------------------------------------------
THE RIGHTS OF THE COMMON SHAREHOLDERS.
-------------------------------------

Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the shares' price, rights, preferences, privileges and restrictions, including voting rights, without any further vote or action by shareholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.


SALES OF A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK IN THE PUBLIC MARKET
----------------------------------------------------------------------------
FOLLOWING THIS OFFERING COULD ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON
------------------------------------------------------------------------------
STOCK.
-----

On the date of this prospectus, 26,221,220 shares, including 5,527,909 of the 17,157,159 shares offered hereby, are eligible for sale, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act. An additional 11,629,250 shares of common stock issuable upon exercise of the warrants are eligible for sale. An additional 8,602,550 shares of common stock issuable upon exercise of outstanding warrants, other than the warrants already listed, are eligible for sale, subject in some cases to the volume and other restrictions under Rule 144. If existing shareholders, or future shareholders resulting from exercise of existing warrants, cause a large number of shares to be sold in the public market, such sales could have a material adverse effect on the market price of our common stock.





RECENT ACCOUNTING PRONOUNCEMENTS MAY HAVE AN EFFECT ON OUR FINANCIAL
--------------------------------------------------------------------
RESULTS.
-------

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 provides guidance for determining whether computer software is internal-use software and on capitalization of the costs associated with internal-use computer software. It also provides guidance on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. We have not yet determined the impact, if any, of adopting this statement. The disclosures prescribed by Statement of Position 98-1 will be effective for the year ending March 31, 2000 consolidated financial statements.


UNANTICIPATED EXPENSES AND REDUCTIONS IN REVENUE BECAUSE OF THE YEAR 2000 ISSUE
-------------------------------------------------------------------------------
COULD SIGNIFICANTLY HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL
----------------------------------------------------------------------
CONDITION.
---------

The year 2000 issue arises because most computer systems and programs were designed to handle only a two-digit year, as opposed to a four-digit year. When the year 2000 begins, these computers may interpret "00" as the year 1900 and could either stop processing date-related computations or could process them incorrectly. As our customers and potential customers devote resources to this issue, resources previously allocated to other information systems requirements may be redirected to address Y2K problems and issues. To the extent that our products are not selected as part of customers' overall Y2K solution, redirection of these customer resources could have a material adverse effect on our results of operations and financial condition. In addition, the Y2K Issue creates risk for us from unforeseen problems in our internal computer systems and from interaction with third parties. Failure on our part, or on the part of third parties' computer systems could have a material impact on our ability to conduct our business and to process and account for the transfer of funds electronically.


                          FORWARD LOOKING INFORMATION

This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth above. The words "anticipates", "believes", "expects", "future" and similar expressions identify forward-looking statements. In connection with forward-looking statements which appear in these or other disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors" and such section of any subsequently filed Exchange Act reports.

                             AVAILABLE INFORMATION

Our common stock trades on the OTC Bulletin Board. Since we comply with reporting requirements under the Securities Exchange Act of 1934, as amended, you can obtain copies of all reports, proxy statements, and other information filed with the SEC. You can inspect or copy any reports, proxy statements and other information that we file with the SEC. These documents are located at their public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at the Regional Offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. For a fee, you can also obtain this material by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also has a web-site where you can access those forms, which we file electronically with the SEC. The SEC's web-site is http://www.sec.gov.

We have also filed with the SEC a Form S-3 Registration Statement. Because this prospectus does not contain all of the information set forth in the Registration Statement, you may wish to review this Registration Statement. You may obtain a copy of this Registration Statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, for a fee.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed with the SEC and are incorporated by reference in this prospectus:

1.   Annual Reports on Form 10-K for the years ended March 31, 1999 and 1998

2. Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998, December 31, 1998 and June 30, 1999 and September 30, 1999

3.   Current Report on Form 8-K filed April 10, 1998

4.   Current Report on Form 8-K/A filed June 15, 1998

5.   Current Report on Form 8-K filed May 21, 1999

6. In-depth description of our common stock in the Registration Statement on Form 8-A filed September 5, 1985.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering are incorporated by reference. To the extent that any term or statement contained in a document, which we are incorporating by reference in this prospectus, has been modified or superceded by a subsequent filing or this prospectus, the last in time controls.

Although, we cannot provide you with copies of exhibits, if you would like a copy of any of document listed above in items nos. 1-6, we are happy to send it/them to you free of charge. You may contact us in writing or by telephone:

                            Attn: James O. Benouis
                         Silicon Valley Research, Inc.
                            6360 San Ignacio Avenue
                            San Jose, CA 95119-1231
                                (408) 361-0333]

                               MATERIAL CHANGES

Subordinated Debt Financing.
---------------------------

In June 1999, we began a subordinated debt/warrant financing. The financing included approximately $1,000,000 of three-year notes and the sale of approximately 8,000,000 warrants at $0.01 each. The debt bears simple interest of 10% and the warrants have a five-year term with an exercise price per share of $0.125. This financing transaction consists of two closings. At the first closing, which took place on June 7, 1999, we received $768,200 cash proceeds. The first closing comprised $711,000 of three-year notes and the sale of approximately 5,700,000 warrants. The second closing was scheduled for July 15, 1999. The second closing was extended until September 24, 1999, pending negotiation of a workout with the creditors' committee through the Credit Managers' Association to resolve accounts payable issues. An agreement has been reached that is satisfactory to the majority of the investors. According to the terms of this agreement, we received approximately $311,800 cash proceeds from the second closing. We have used part of the proceeds from the financing to complete the Settlement Agreement with our lender and to pay other accounts payable. We intend to use the balance of the proceeds to help fund our operations. Our President and CEO, our Chairman of the Board, an affiliate of a Silicon Valley Research, Inc. director and two Silicon Valley Research, Inc. 10% shareholders participated in this financing.

                                  MANAGEMENT

As of September 24, 1999, the names of the directors and executive officers of Silicon Valley Research, Inc. and their respective ages are as follows:

     Name                        Age    Position
     ----                        ---    --------

     Robert R. Anderson          61     Chairman of the Board

     James O. Benouis            31     President, Chief Executive Officer and
                                        Director

     David G. Arscott            55     Director

     David Knight                51     Director

Robert R. Anderson became Chairman of SVR in January 1994 and re-assumed the position of Chief Executive Officer in December 1996 until August 1998. Prior to that, Mr. Anderson was Chief Executive Officer from April 1994 until July 1995 and was Chief Financial Officer from September 1994 to November 1995. Mr. Anderson co-founded KLA Instruments Corporation "KLA," a supplier of equipment for semiconductor companies, in 1975. He served as Vice-Chairman of the Board of KLA from November 1991 to March 1994 and served as Chairman of the Board of KLA from May 1985 to November 1991. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer of KLA for nine years. Mr. Anderson currently serves as a director of Applied Science & Technology Inc., a supplier of systems components for the semiconductor industry.

James O. Benouis became President and Chief Operating Officer of Silicon Valley Research, Inc. in March 1998 and was appointed Chief Executive Officer in August 1998. Mr. Benouis came to Silicon Valley Research, Inc. from Quality I.C. Corporation ("QIC"), an integrated circuit design services company based in Austin, Texas, which was acquired by us in March 1998, where he was President from 1995 to 1998. While at QIC, his roles included project leadership for all IC design projects, software enhancements and daily business operation management. He holds a degree in Electrical Engineering from the University of Texas.

David G. Arscott is General Partner and Co-Founder of Compass Technology Partners which invests in public and private technology companies. He began his career with Citicorp Venture Capital Limited and in 1973 opened its West Coast office. In 1978, Mr. Arscott co-founded Arscott Norton & Associates, which formed three venture capital funds. He is a director and past Chairman of Lam Research Corporation and a director of Cyberstate University. He has formerly served as President and Director of the Western Association of Venture Capitalists. Mr. Arscott earned his B.A. degree from the College of Wooster
(1966) and his MBA from the University of Michigan.

David Knight is the Founder, Chairman and CEO of The Shearwater Group, Inc., a worldwide EDA software distribution and support company founded in 1992 which provides software tools and turnkey hardware/software solutions for Integrated Circuit ("IC") design. Prior to working at Shearwater, he co-founded Ultratech Photomask and was Division President of Sierracin/EOI. Mr. Knight has over thirty years experience in the IC design and manufacturing industry.

                             SELLING SHAREHOLDERS

The following table lists the selling shareholders, the number of shares of Silicon Valley Research, Inc. common stock which each beneficially owned (as defined below) as of September 24, 1999, the number of shares expected to be sold by each, and the number and the percentage of the shares of Silicon Valley Research, Inc. common stock each will beneficially own after the offering pursuant to the Registration Statement, assuming the sale of all the shares expected to be sold. The percentage is based upon the number of shares of Silicon Valley Research, Inc. common stock outstanding on September 24, 1999 of 26,221,220. Beneficial ownership in the context of this prospectus means not only shares which are held in the shareholder's name, but also shares that are held under another person's name that are attributed to the shareholder through his relationship with that person. For example, a husband is generally deemed to have beneficial ownership of shares held in his wife's name, and a person who owns an interest in a partnership is generally deemed to be the beneficial owner of at least his percentage interest of the shares held by that partnership.

The selling shareholders of 2,377,909 shares and 2,377,909 warrants purchased the shares and warrants from us through a private placement offering. The warrants have an exercise price of $0.37 per warrant and are exercisable for a term of seven years. We are required by the unit purchase agreement from this offering to file a registration statement for the shares, as well as the shares exercisable under the warrants. We are also required to use our best efforts to keep the registration statement remain effective until the earlier of:

     . the date ending three years after the effective date of such registration statement, or

     . the date on which each shareholder is able to sell all of those shares in any three-month period without the shares needing to be registered. This exemption from registration is found under the Securities Act pursuant to Rule 144.

The selling shareholders of 3,150,000 shares acquired the shares through a merger between Quality I.C. Corporation and us in March 1998. We are required to file a registration statement under the Securities Act covering the shares pursuant to a registration rights agreement we entered into in connection with the merger. We are also required to use our best efforts to maintain the effectiveness of the registration statement until the earliest of:

     . the date on which each shareholder is able to sell all of those shares in any three-month period without the shares needing to be registered. This exemption from registration is found under the Securities Act pursuant to Rule 144.

     .    the time when the holders sell all of those shares or

     .    one year after the closing of the merger.

A selling shareholder of 1,251,341 warrants acquired the warrants through the settlement of a debt. The warrants have an exercise price of $0.125 per warrant and are exercisable for a term of seven years. The warrant agreement entered into in connection with the cancellation of debt requires us to file a registration statement under the Securities Act covering the warrants. We are also required to use our best efforts to make that registration statement effective within ninety (90) days following the date of the warrant agreement.

The selling shareholders of 8,000,000 warrants acquired them through a subordinated debt/warrant financing, which closed on September 24, 1999. The warrants have an exercise price of $0.125 per warrant and can be exercised for five years. The warrant agreement from this financing requires us to file a registration statement under the Securities Act covering the shares that can be issued upon exercise of these warrants and use our best efforts to make the registration statement effective within ninety (90) days following the date of the warrant.

                                                                                   Shares        Percentage of
                                            Shares Owned           Shares To     Owned After     Common Stock
Selling Shareholder                         Before Offering        Be Offered     Offering          Owned
-------------------                         ---------------        ----------     --------          -----

Robert R. Anderson                           2,599,554 (3)        828,838 (19)    1,770,716           6.6
Bay Area Micro-Cap Fund, L.P.                4,155,630 (4)      1,977,674 (20)    2,177,956           8.0
Bay Partners SBIC, L.P.                      1,191,584 (5)        348,838 (21)      842,746           3.2
James O. Benouis                             2,252,421 (6)      2,135,755 (22)      116,666            *
Clarion Capital Corporation                  1,241,078 (7)        659,225 (23)      581,853           2.2
Compass Chicago Partners, L.P. (1)             878,842 (8)        642,206 (24)      236,636            *
Compass Management Partners, L.P. (1)          113,150 (9)         59,036 (25)       54,114            *
Compass Technology Partners, L.P. (1)        1,759,323 (10)       758,484 (26)    1,000,839           3.8
Imperial Bank                                1,266,341 (11)     1,251,341 (11)       15,000            *
Isabella Partners                              650,167 (12)       316,280 (27)      333,887           1.3
J. F. Shea Co., Inc.                         9,547,687 (13)     4,384,186 (28)    5,163,501          18.2

                                                                           Shares        Percentage of
                                     Shares Owned         Shares To      Owned After     Common Stock
Selling Shareholder                 Before Offering      Be Offered       Offering          Owned
-------------------                 ---------------      ----------       --------          -----
Peninsula Fund, L.P.                   944,208 (14)      719,208 (29)      225,000            *
David R. Reebel                      1,384,615         1,384,615                 0            *
Rogers Family Trust                  1,964,057 (15)      716,280 (30)    1,247,777           4.7
Special Situations Cayman            1,434,042 (16)      162,790 (21)    1,271,252           4.8
Fund, L.P. (2)
Special Situations Private           2,663,568 (17)      162,790 (21)    2,500,778           9.1
Equity Fund, L.P. (2)
William R. Timken                      885,476 (18)      649,613 (31)      235,863            *

______________________
*  Less than 1%

(1) David Arscott is a General Partner of Compass Chicago Fund, L.P., Compass Management Fund, L.P. and Compass Technology Fund, L.P. The three limited partnerships beneficially owned 9.9% of Silicon Valley Research, Inc. outstanding shares as of September 24, 1999. Mr. Arscott disclaims beneficial ownership of the portion of the shares that exceeds his proportionate interest in the partnerships.

(2) Austin Marxe is a General Partner of Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P. He beneficially owned 26.6% of Silicon Valley Research, Inc. outstanding shares as of September 24, 1999.

(3) Includes 680,956 shares held in trust of which Mr. Anderson is trustee, including 610,956 shares held by the Robert R. and Sally E. Anderson Trust, 12,500 shares held by the Robert K. Anderson Trust, 12,500 shares held by the Sharon Davidson Trust, 35,000 shares held by the Timothy R. Anderson Trust and 10,000 shares held by the Steven Davidson Trust. Also includes 17,550 shares of which Mr. Anderson disclaims beneficial ownership, including 2,550 shares owned by Sharon Davidson and 15,000 shares owned by Steven Davidson, two of Mr. Anderson's children. Also includes 561,775 shares, 1,151,775 shares subject to warrants exercisable within 60 days of September 24, 1999 and 187,498 shares subject to options exercisable within 60 days of September 24, 1999 held directly by Mr. Anderson. Mr. Anderson is Chairman of the Board of Silicon Valley Research, Inc. and beneficially owned 9.4% of Silicon Valley Research, Inc. outstanding shares as of September 24, 1999.

(4) Includes 1,628,165 shares and 2,473,665 shares subject to warrants exercisable within 60 days of September 24, 1999 held by Bay Area Micro-Cap Fund, L.P. (of which Gregory F. Wilbur is a General Partner). Also includes 53,800 shares held directly by Gregory F. Wilbur. Bay Area Micro-Cap Fund, L.P. beneficially owned 14.5% of Silicon Valley Research, Inc. outstanding shares as of September 24, 1999.

(5) Includes 505,833 shares subject to warrants exercisable within 60 days of September 24, 1999.

(6) Includes 370,370 shares subject to warrants and 116,666 shares subject to options exercisable within 60 days of September 24, 1999.

(7) Includes 792,889 shares subject to warrants exercisable within 60 days of September 24, 1999.

(8) Includes 651,634 shares subject to warrants exercisable within 60 days of September 24, 1999.

(9) Includes 78,230 shares subject to warrants exercisable within 60 days of September 24, 1999.

(10) Includes 958,088 shares subject to warrants exercisable within 60 days of September 24, 1999. Also includes 24,098 shares held directly by David Arscott, General Partner of Compass Technology Partners.

(11) These shares are issuable upon exercise of warrants.

(12) Includes 382,611 shares subject to warrants exercisable within 60 days of September 24, 1999.

(13) Includes 3,460,395 shares held by J.F. Shea Co., Inc., 472,258 shares held by E&M RP Trust (of which Edmund H. Shea, Jr. is a Trustee), 7,258 shares held directly by John H. Shea and 7,258 shares held directly by Peter O. Shea. Edmund H. Shea, Jr., John H. Shea and Peter O. Shea are executive officers of J.F. Shea Co., Inc. Also includes 5,600,518 shares subject to warrants held by J.F. Shea Co., Inc. exercisable within 60 days of September 24, 1999. J.F. Shea Co., Inc. beneficially owned 30% of Silicon Valley Research, Inc. outstanding shares as of September 24,
     1999.

(14) Includes 544,789 shares subject to warrants exercisable within 60 days of September 24, 1999.

(15) Includes 878,714 shares and 1,024,554 shares subject to warrants exercisable within 60 days of September 24, 1999 held by the Rogers Family Trust (of which Roy L. Rogers is a Trustee). Also includes 15,000 shares held by the Roy L. Rogers IRA. Also includes 45,789 shares and 10,000 shares subject to options exercisable within 60 days of September 24, 1999 held directly by Mr. Rogers. Mr. Rogers beneficially owned 7.2% of Silicon Valley Research, Inc. outstanding shares as of September 24, 1999.

(16) Includes 578,521 shares subject to warrants exercisable within 60 days of September 24, 1999.

(17) Includes 1,331,784 shares subject to warrants exercisable within 60 days of September 24, 1999.

(18) Includes 690,944 shares subject to warrants exercisable within 60 days of September 24, 1999.

(19) Includes 654,419 shares subject to warrants exercisable within 60 days of September 24, 1999.

(20) Includes 1,628,837 shares subject to warrants exercisable within 60 days of September 24, 1999.

(21) Exactly half of these shares are issuable upon exercise of warrants.

(22) Includes 370,370 shares subject to warrants exercisable within 60 days of September 24, 1999.

(23) Includes 542,946 shares subject to warrants exercisable within 60 days of September 24, 1999.

(24) Includes 584,066 shares subject to warrants exercisable within 60 days of September 24, 1999.

(25) Includes 53,222 shares subject to warrants exercisable within 60 days of September 24, 1999.

(26) Includes 642,205 shares subject to warrants exercisable within 60 days of September 24, 1999.

(27) Includes 258,140 shares subject to warrants exercisable within 60 days of September 24, 1999.

(28) Includes 3,512,093 shares subject to warrants exercisable within 60 days of September 24, 1999.

(29) Includes 544,789 shares subject to warrants exercisable within 60 days of September 24, 1999.

(30) Includes 658,140 shares subject to warrants exercisable within 60 days of September 24, 1999.

(31) Includes 591,473 shares subject to warrants exercisable within 60 days of September 24, 1999.

                             PLAN OF DISTRIBUTION

The selling shareholders have told us that they, or anyone who receives the shares from them, intend to sell all of the shares covered by this prospectus. They intend to sell the shares on the OTC Bulletin Board. The shares offered by the selling shareholders may be sold by one or more of the following methods:

     . over-the-counter, in accordance with the rules of the OTC Bulletin Board;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .    in privately negotiated transactions.

The selling shareholders may sell their shares at market price, at prices related to market price, or the price may be negotiated with the buyers. The selling shareholders may not sell all of their shares, and they may not sell any of their shares at all.

The selling shareholders may use brokers or dealers to sell their shares. Those brokers or dealers may arrange for additional brokers and dealers to participate in the sale. Brokers and dealers will either receive discounts or commissions from the selling shareholders as their compensation. These amounts will be negotiated before the sale takes place. Some of these brokers and dealers may be considered to be "underwriters" for the purposes of the Securities Act.

We will pay all expenses incurred in connection with any registration or qualification of shares offered by the selling shareholders, and also the expenses of any related compliance (excluding underwriters' or brokers' discount and commissions). This includes, but is not limited to, all filing, registration and qualification, printers' and accounting fees and the reasonable fees and costs of one counsel for the selling shareholders and counsel for us.

We have agreed to indemnify the selling shareholders and some related people against some liabilities that may arise in some circumstances, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us and some people related to us in some circumstances against some liabilities, including liabilities under the Securities Act.





                                USE OF PROCEEDS

We will not receive any money or any other form of proceeds from the sale of common stock by the selling shareholders. We could receive up to $2,036,244 upon the cash exercise of all the warrants. The exercise price for the warrants is payable in the following methods:

     .    cash,

     .    a cancellation of debt,

     .    in shares of our common stock,

     . through a "same day sale" commitment or "margin" commitment from the warrant holder and a broker who is a member of the NASD, or

     . by a "net exercise" which essentially is as if the holder of the warrants exercised them all without paying the company the exercise price, but then immediately gave the company the number of shares from the exercise that is equal in value to the exercise price.

We intend to use any proceeds received from the exercise of warrants for general corporate purposes, including working capital, which is generally cash and investments to be used to run our business. We do not know that any or all of the warrants will be exercised.

                                 LEGAL MATTERS

The legality of the shares is being passed upon by Rosenblum, Parish & Isaacs, P.C.

                                    EXPERTS

The consolidated financial statements as of March 31, 1999 are incorporated as part of this prospectus in reliance on the report of Moss Adams LLP, independent accountants. That report was given on the authority of the firm as experts in auditing and accounting. See "Incorporation of Certain Documents by Reference."

The consolidated financial statements as of March 31, 1998 and for each of the two years then ended are incorporated as part of this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 1999. They have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, whose report was given on the authority of the firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

                                                                                  To Be Paid
                                                                                    By The
                                                                                  Registrant
                                                                                  ----------
Securities and Exchange Commission registration fee.........................      $      668
Accounting fees and expenses................................................           4,000
Printing expenses...........................................................               0
Transfer agent and registrar fees and expenses..............................               0
Blue Sky fees and expenses (including legal fees)...........................               0
Legal fees and expenses.....................................................           4,000
Miscellaneous expenses......................................................           4,000
                                                                                  ----------
        Total...............................................................      $   12,668
                                                                                  ==========

Item 15.  Indemnification of Directors and Officers.

Section 204(10) of the California General Corporation Law ("California Law") permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors, officers, or agents to the full extent permitted by California Law. The right to indemnification conferred to such parties is a contract right. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

We have obtained liability insurance for the benefit of our directors and officers.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Silicon Valley Research, Inc. in which indemnification is being sought.

Item 16.  Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit       Description of Exhibit
-------       ----------------------
No.
---

4.01 Form of Note and Warrant Credit Agreement among Silicon Valley Research, Inc. and several investors dated June 4, 1999. (incorporated by reference to the Registration Statement on Form S-3 filed September 28, 1999)
4.02 Warrant Agreement between Silicon Valley Research, Inc. and Imperial Bank dated May 11, 1999. (incorporated by reference to the Registration Statement on Form S-3 filed September 28,
              1999)
5.1           Opinion and Consent of Rosenblum, Parish & Isaacs, P.C..
23.1          Consent of Moss Adams LLP
23.2          Consent of PricewaterhouseCoopers LLP.
23.3          Consent of Rosenblum, Parish & Isaacs, P. C. (included in Exhibit
              5.1).
24.1          Power of Attorney (included in the Signature Page contained in
              Part II of the Registration Statement as filed on September 28,
              1999).

Item 17.  Undertakings.

     A.    The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D.    The undersigned Registrant hereby undertakes that:

           (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

           (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 22nd day of November, 1999.

                                   SILICON VALLEY RESEARCH, INC.


                                   By: /s/ James O. Benouis
                                      ------------------------------------
                                           James O. Benouis
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each of the officers and directors of Silicon Valley Research, Inc. whose signature appears below hereby constitutes and appoints Robert R. Anderson and James O. Benouis and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on Form S-3 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on September 28, 1999 by the following persons in the capacities indicated.

              Signature                                 Title
              ---------                                 -----

        /s/ Robert R. Anderson                 Chairman of the Board
--------------------------------------
          Robert R. Anderson


         /s/ James O. Benouis                  President and Chief Executive
--------------------------------------         Officer (Principal Executive
           James O. Benouis                    Officer) and Director


         /s/ David G. Arscott                  Director
--------------------------------------
            David G. Arscott


          /s/ David Knight                     Director
--------------------------------------
            David Knight

                               INDEX TO EXHIBITS


Exhibit  Description of Exhibit
-------  ----------------------
 No.
 ---

 4.01 Form of Note and Warrant Credit Agreement among Silicon Valley Research, Inc. and several investors dated June 4, 1999. (incorporated by reference to the Registration Statement on Form S-3 filed
         September 28, 1999)
 4.02 Warrant Agreement between Silicon Valley Research, Inc. and Imperial Bank dated May 11, 1999. (incorporated by reference to the Registration Statement on Form S-3 filed September 28, 1999)
  5.1    Opinion and Consent of Rosenblum, Parish & Isaacs, P. C.
 23.1    Consent of Moss Adams LLP
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of Rosenblum, Parish & Isaacs, P. C. (included in Exhibit 5.1).
 24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement as filed on September 28, 1999).